As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

INSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0674867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1373 Boggs Drive Mount Airy, North Carolina	27030
(Address of principal executive offices)	(Zip Code)

2015 EQUITY INCENTIVE PLAN

OF INSTEEL INDUSTRIES, INC.

(Full title of plan)

H.O. Woltz III

President and Chief Executive Officer

Insteel Industries, Inc.

1373 Boggs Drive

Mount Airy, North Carolina 27030

(Name and address of agent for service)

(336) 786-2141

(Telephone number, including area code, of agent of service)

______________________________

With copy to:

Christopher J. Gyves, Esq.

Womble Carlyle Sandridge & Rice, LLP

One West Fourth Street

Winston-Salem, North Carolina 27101

(336) 721-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer
☐ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, no par value (3)	900,000	$20.45	$18,405,000	$2,139

(1)

This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average ($20.45) of the high and low prices of the common stock of Insteel Industries, Inc., as reported on the NASDAQ Global Select Market on February 10, 2015.

(3)	Each share of the Company’s common stock includes one preferred share purchase right.

PART I

Information required in the Section 10(a) Prospectus

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2015 Equity Incentive Plan of Insteel Industries, Inc., as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)     The Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014, filed with the Commission on October 24, 2014;

(b)     The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2014, filed with the Commission on January 15, 2015;

(c)     The Company’s Current Reports on Form 8-K filed with the Commission on November 12, 2014 and February 10, 2015;

(d)     The description of the Company’s Common Stock, no par value, contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) with the Commission on November 4, 1992, including any amendment or report filed for the purpose of updating such description;

(e)     The Company’s Registration Statement on Form 8-A relating to the Company’s Rights Agreement dated as of April 27, 1999 between Insteel Industries, Inc. and First Union National Bank, as Rights Agent, filed with the Commission on May 7, 1999;

(f)     The Company’s Registration Statement on Form 8-A/A relating to Amendment No. 1, effective April 25, 2009, to the Rights Agreement, dated as of April 27, 1999, between Insteel Industries, Inc. and American Stock Transfer & Trust Company, LLC (as successor to First Union National Bank), as Rights Agent, filed with the Commission on April 27, 2009; and

(g)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referred to in (a), above.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the Commission is 001-09929.

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “NCBCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to section 55-8-55, indemnification under section 55-8-51 of the NCBCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by special legal counsel in a written opinion, or (iv) by the shareholders of the corporation, not including shares owned or voted under the control of directors who are parties to the proceeding at issue.

Except in certain court-ordered circumstances, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article Eight of the Registrant’s bylaws, as amended, states that any person who serves or has served as a director or officer of the corporation or of any wholly owned subsidiary of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly owned subsidiary thereof (a “Claimant”), shall have the right to be indemnified and held harmless by the corporation to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as hereinafter defined) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a “proceeding”), arising out of that person’s status as such or that person’s activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant’s activities which were at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the corporation.

The Registrant has purchased insurance covering indemnification of its directors and officers.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

ITEM 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)             to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Airy, State of North Carolina, on this 17th day of February, 2015.

INSTEEL INDUSTRIES, INC.

By: /s/ H.O. Woltz III
Name: H.O. Woltz III
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of Insteel Industries, Inc. (the “Company”), hereby nominates, constitutes and appoints H.O. Woltz III and Michael C. Gazmarian, or either of them severally, to be his true and lawful attorney-in-fact and agent and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain shares of the common stock, no par value, of the Company (the “Common Stock”) in connection with the 2015 Equity Incentive Plan of Insteel Industries, Inc., and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of February 17, 2015.

/s/ H.O. Woltz III		/s/ Michael C. Gazmarian
Name:	H.O. Woltz III	Name:	Michael C. Gazmarian
Title:	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	Title:	Vice President, Chief Financial Officer and Treasurer (principal financial officer)

/s/ Scot R. Jafroodi		/s/ Duncan S. Gage
Name:	Scot R. Jafroodi	Name:	Duncan S. Gage
Title:	Chief Accounting Officer and Corporate Controller (principal accounting officer)	Title:	Director

/s/ Louise E. Hannen		/s/ Charles B. Newsome
Name:	Louis E. Hannen	Name:	Charles B. Newsome
Title:	Director	Title:	Director

/s/ Gary L. Pechota		/s/ W. Allen Rogers II
Name:	Gary L. Pechota	Name:	W. Allen Rogers II
Title:	Director	Title:	Director

/s/ C. Richard Vaughn
Name:	C. Richard Vaughn
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Articles of Incorporation for the Company (incorporated by reference to the Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed on May 2, 1985).

4.2	Articles of Amendment to the Restated Articles of Incorporation of the Company (incorporated by reference to the Exhibit 3.1 of the Company’s Current Report on Form 8-K dated May 3, 1988).

4.3

Articles of Amendment to the Restated Articles of Incorporation of the Company (incorporated by reference to the Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 filed on May 14, 1999).

4.4

Articles of Amendment to the Restated Articles of Incorporation of the Company (incorporated by reference to the Exhibit 3.1 Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 filed on April 26, 2010).

4.5	Bylaws of the Company (as last amended February 8, 2011) (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on February 9, 2011).

4.6	Specimen Certificate of Stock (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-8 filed March 15, 2005 (File No. 333-1233325)).

4.7

Rights Agreement, dated April 27, 1999, between the Company and First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 99.1 of the Company’s Registration Statement on Form 8-A filed on May 7, 1999).

4.8

Amendment No. 1, effective April 25, 2009, to the Rights Agreement, dated as of April 27, 1999, between the Company and American Stock Transfer & Trust Company, LLC (as successor Rights Agent to First Union National Bank) (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 27, 2009).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP as to the legality of the Common Stock being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5)

23.2	Consent of Independent Public Accounting Firm.

24	Power of Attorney (included on the signature page).

99	2015 Equity Incentive Plan of Insteel Industries, Inc.